Exhibit 99.1

Press Release Dated November 28, 2006

For Release: November 28, 2006

PetroHunter Energy Provides Operational Update

Denver Colorado-November 28, 2006-PetroHunter Energy Corporation (OTC BB: PHUN) reports that its unconventional natural gas exploration drilling program is continuing on schedule. Eleven producing wells are connected into the gas sales pipeline in Colorado. Initial primary production tests are commencing in Montana following the Company’s preliminary reservoir revitalization in our Fiddler Creek Prospect. In Australia, the Company has acquired 686 kilometers of new 2D seismic data in the Beetaloo Basin. Over 50% of the processing of the new data has been completed. Title to all of PetroHunter Energy Corporation’s oil and gas assets is owned by its wholly-owned subsidiary, PetroHunter Operating Company. (PetroHunter Energy Corporation and PetroHunter Operating Company are collectively referred to herein as the “Company”.) Each of the statements set forth below, regarding the total number of net mineral acres owned by the Company and the net mineral acres in each project, refers to the combined total net mineral acres owned 50% by the Company and 50% by its working interest partner (MAB Resources LLC).

Piceance Basin Natural Gas Operations-Colorado

The Company originally planned to execute a 25 well program in the Piceance Basin, and, as of November 27, is exceeding this objective with a total of 23 drilled and cased wells with three additional wells in the process of being drilled. Eleven wells, in which the Company owns a participating interest, have been completed and are currently connected to the gas sales pipeline and the Company is receiving revenue from natural gas production. Thus far, five wells have been drilled by the Company’s contracted rig and the rig will continue drilling on the same lease. In total, the Company has drilled and completed eleven wells in the Piceance Basin that are producing, an additional twelve wells that have been drilled and cased, and three additional wells in the process of being drilled.

Buckskin Mesa

The Company has received approval for five drilling permits in the Buckskin Mesa Prospect, a 20,000 net mineral acre project area in the northern Piceance Basin. The Company has contracted a second drilling rig and is mobilizing the rig to spud the Anderson 6-16 location.

Heavy Oil Montana

The Company’s heavy oil prospects in Montana include more than 60,000 net mineral acres. To date, two wells are currently producing crude oil as part of the Company’s initial development strategy to initiate primary production using the original perforations in existing well bores. These preliminary tests are allowing the Company to analyze the reservoir and obtain oil samples for testing. The projects are on schedule with additional wells slated for workover activity over the next three months.

Heavy Oil – Utah

In Utah, the Company continues to evaluate drilling locations in the West Rozel Field and the Gunnison Wedge.

Australia

The Company has completed its Acquisition of 686 kilometers (426 miles) of 2D seismic data in the Beetaloo Basin, Northern Territory. Data are currently being processed along with the reprocessing of the data that were acquired about fifteen years ago. Interpretation of these data and subsequent mapping of the basin has started with the objective of developing at least eight well locations for a drilling program to start in the second quarter of 2007.

The Company has calibrated petrophysical evaluations on six of the previously drilled wells in the basin with core examinations and field work, and as a result of such analysis, the Company believes there is a likelihood of both conventional and unconventional oil and gas resources.

The Company is negotiating agreements with two Australian drilling companies to provide rigs for both the shallower conventional oil plays (35 gravity oil) and the deeper unconventional fractured shales and basin centered gas accumulations. The permitting process for both drilling and land is ongoing to ensure a second quarter 2007 commencement of the drilling activities.

Garry Lavold, President and Chief Operating Officer, states, “The drilling program in Colorado is showing positive results, the Montana heavy oil program is providing the necessary data for planning our 2007 operations, and the Australia program continues to look promising as additional data are received. We are excited to report that our progress is meeting or exceeding our planned objectives.”

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 50% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 220,000 net mineral acres in Colorado, Utah and Montana, and seven million net mineral acres in Australia. Each of the statements set forth above, regarding the total number of net mineral acres owned by the Company and the net mineral acres in each project, refers to the combined total net mineral acres owned 50% by the Company and 50% by its working interest partner. In each of its principal areas of operation the Company is obligated to pay the first $50 million of total capital expenditures, except for its prospects in Montana and Australia, where the company is obligated to pay the first $100 million of total capital expenditures incurred.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone 303 572 8900, Fax 303 572 8927

Kelly H. Nelson	Chairman and CEO
(801) 363-8303
Garry D. Lavold	President and COO

(303) 572-8900

Michael K. Lam	Business Development

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development, Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

(866) 795-3436

(360) 332-4013

Investor Relations Contacts

United States	CTA Public Relations
Bevo Beaven	Vice President/General Manager

(303) 665-4200

United Kingdom	4C Burvale
Carina Corbett, John Carrick Smith	44-020-7907 4761/0

Forward Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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